Exhibit 5.2

May 4, 2009
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
Re: Registration of Securities by RXi Pharmaceuticals Corporation
Ladies and Gentlemen:
     This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof, for the registration for resale of 500,000 shares (the “Secondary Securities”) of Common Stock, $0.0001 par value (“Common Stock”), of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”). We understand that the Secondary Securities are being registered to permit the resale of such Common Stock by the holder thereof from time to time after the effective date of the Registration Statement.
     We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.
     The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
     Based on the foregoing, we are of the opinion that the Secondary Securities have been duly authorized and are validly issued, fully paid and non-assessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Secondary Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP